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                                                                     EXHIBIT 3.7


                CERTIFICATE OF DESIGNATIONS, RIGHTS, PREFERENCES
            AND LIMITATIONS OF SERIES C CONVERTIBLE PREFERRED STOCK,
                          $10.00 PAR VALUE PER SHARE OF
                     SECURITY ASSOCIATES INTERNATIONAL, INC.
 PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


         SECURITY ASSOCIATES INTERNATIONAL, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

That pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by vote taken at their annual meeting on May 23, 2000, adopted and approved a resolution providing for the designation of thirty-six thousand (36,000) shares of Series C Convertible Preferred Stock, $10.00 par value per share, which resolution is as follows:

         RESOLVED, pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, the Board of Directors hereby designates thirty-six thousand (36,000) shares of the Corporation's authorized and unissued preferred stock, $10.00 par value per share, as Series C Convertible Preferred Stock (the "Series C Convertible Preferred Stock") which shall have the following powers, designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions:

         1. Rank. As to distributions upon liquidation, dissolution and winding up, the shares of Series C Convertible Preferred Stock shall rank senior to the Corporation's outstanding Series A Convertible Preferred Stock, par value $10.00 per share ("Series A Preferred") and senior (and be fully paid and satisfied as provided herein below) to the Corporation's Common Stock, par value $.001 per share ("Common Stock"), but it shall rank equal to the Corporation's Series D Convertible Preferred Stock, par value $10.00 per share ("Series D Preferred") (the Corporation's Series B Convertible Preferred Stock having been de-designated and no shares of Series B Convertible Preferred Stock having been issued)

         2. Voting Rights

Except as otherwise required by law or expressly provided herein, each share of Series C Convertible Preferred Stock shall entitle the holder thereof to vote on all matters submitted to a vote of the stockholders of the Corporation and to have the number of votes equal to the number of shares of Common Stock into which such share of Series C



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Convertible Preferred Stock is then convertible pursuant to the provisions hereof, at the record date for the determination of stockholders entitled to vote on such matters, or if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law or expressly provided herein, the holders of shares of Series C Convertible Preferred Stock and Common Stock shall vote together as a single class and not as separate classes. Notwithstanding the foregoing, until such time as there is less than ten percent (10%) of the amount of originally issued Series C Convertible Preferred remaining outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of more than fifty percent (50%) of the Series C Convertible Preferred and Series D Convertible Preferred then outstanding (acting as a single class), authorize, create or issue any shares of any class of stock of the Corporation having any preference or priority as to dividends or assets, whether in liquidation or otherwise, that is superior or equal to any such preference or priority of the Series C Convertible Preferred or Series D Convertible Preferred.


         3. Dividends and Distributions. In the event any dividend or other distribution payable in cash or other property (including shares of Common Stock) is declared on the Common Stock, each holder of shares of Series C Convertible Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash or other property which such holder would have received if on such record date such holder were the holder of record of the number of shares of Common Stock into which the shares of Series C Convertible Preferred Stock then held by such holder are then convertible (the "Participating Dividend").

         4. Liquidation Rights.

            (a) Preferences and Participations Upon Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series C Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, the Stated Value (as defined below) per share before any payment or distribution shall be made in respect of the Series A Preferred or the Common Stock. For purposes hereof, the "Stated Value" shall equal three hundred fifty dollars ($350.00) per share, such amount to be adjusted to reflect stock splits, stock dividends, subdivisions, combinations or reclassifications which occur subsequent to the date hereof. If, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets shall be insufficient to permit the payment to the holders of the Series C Convertible Preferred Stock of the full preferential amount aforesaid due them, all of the assets of the Corporation available for distribution to the holders of Series C Convertible Preferred Stock shall be distributed ratably to the holders Series C Convertible Preferred Stock in accordance with the amount payable with respect to each such share.



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            (b) As Converted Liquidating Distributions. For purposes of this
Section 4, the merger or consolidation of the Corporation or the sale of all or substantially all of the Corporation's assets shall not, in and of themselves, be deemed to be a liquidation, dissolution or winding up of the Corporation.

         5. Conversion.

            (a) Conversion Procedure.

                (1) Any holder of shares of Series C Convertible Preferred Stock may at any time, upon written notice to the Corporation, convert all or any number of such shares held by such holder ("Optional Conversion") into a number of fully paid and non-assessable shares of Common Stock equal to the then in effect Conversion Ratio, as defined below, multiplied by the number of shares of Series C Convertible Preferred Stock being converted. At the time of Optional Conversion, the Corporation, to the extent it has funds legally available therefor, shall pay in cash to such holder of Series C Convertible Preferred Stock then being converted an amount equal to all accrued and unpaid Participating Dividends to the date of such Optional Conversion on such Converted Shares. In the event of an Optional Conversion, the Corporation shall forthwith transmit to such holder of Series C Convertible Preferred Stock upon surrender of the certificate(s) representing such shares, stock certificates for the shares of Common Stock issued as a result thereof, dated the date of Optional Conversion, and such holder shall be deemed for all purposes to be the holder of such Common Stock as of the date of Optional Conversion.

                (2) Upon the first sale of Common Stock by the Corporation to underwriters for the account of the Corporation pursuant to a registration statement under the Securities Act of 1933, as amended ("SECURITIES ACT"), filed with and declared effective by the Securities and Exchange Commission, provided the offering results in the receipt by the Corporation of proceeds of not less than $30.0 million at not less than $10.00 per share of Common Stock (as adjusted to reflect stock splits, stock dividends, subdivisions, combinations or reclassifications, subsequent to the date hereof) (such sale being herein called the "INITIAL PUBLIC OFFERING"), all of the remaining shares of Series C Convertible Preferred Stock outstanding, if any, shall be converted without any further action on the part of the Corporation or the holders of such Series C Convertible Preferred Stock ("MANDATORY CONVERSION") into a number of shares of Common Stock equal to the then in effect Conversion Ratio, as defined below, multiplied by the number of shares of Series C Convertible Preferred Stock being converted. In the event of Mandatory Conversion, the Corporation shall forthwith transmit to each holder of Series C Convertible Preferred Stock upon surrender of the certificates representing such shares, stock certificates for the shares of Common Stock issued as a result thereof, dated the date of Mandatory Conversion whether or not certificates for shares of Series C Convertible Preferred Stock have been submitted for exchange.


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                (3) Initially each share of Series C Convertible Preferred Stock shall be convertible into one hundred (100) shares of Common Stock (the "CONVERSION RATIO"). In the event of any split, stock dividend, subdivision, combination or reclassification of shares of Common Stock, or other recapitalization of the Corporation, having the effect of increasing or decreasing the issued and outstanding Common Stock held by each holder thereof, the Conversion Ratio shall be adjusted so that the number of shares of Common Stock into which each share of Series C Convertible Preferred Stock may be converted is equal to that number of shares of Common Stock that represents the same proportionate ownership interest in the Corporation as would have resulted if the conversion had taken place immediately prior to the event causing such adjustment.

                (4) As soon as practicable after the date of conversion (but in any event within ten (10) business days following surrender of certificates representing the shares of Series C Convertible Preferred Stock that have been or are to be converted), the Corporation will deliver to the converting holder:

                    (A) a certificate or certificates representing the number of whole shares (cash shall be paid in lieu of fractional shares) of Common Stock issuable by reason of such conversion registered in such name or names (subject to applicable securities laws and regulations) and in such denomination or denominations as the converting holder has specified;

                    (B) payment, from funds legally available therefor, in an amount equal to all Participating Dividends declared, unpaid and owing pursuant to Section 3 hereof with respect to each share converted which have not been paid prior to the date of conversion plus cash for all fractional shares; and

                    (C) a certificate representing any shares of Series C Convertible Preferred Stock (including fractional shares) which were represented by the certificate(s) delivered to the Corporation in connection with such conversion but which were not converted.

                (5) If for any reason the Corporation is unable to pay any Participating Dividends accrued, unpaid and owing pursuant to Section 3 on the shares of Series C Convertible Preferred Stock being converted, the Corporation will pay such Participating Dividends to the converting holder, plus interest on the unpaid dividends for the period in excess of thirty (30) days during which such dividends shall remain unpaid, calculated at the rate of 12% per annum, to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment, with accrued and unpaid payments to be made in the order in which they accrued. At the request of any such converting holder, the Corporation will provide such holder with written evidence of such obligation.

            (b) Authorization and Issuance of Common Stock. The Corporation covenants and agrees that:


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                (1) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series C Convertible Preferred Stock as provided in this Section 5, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series C Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation will take all such actions as may be necessary to assure that all shares of Common Stock may be so issued without violation of any applicable law or regulation or any requirements of any domestic stock exchange or market upon which any shares of Common Stock may be listed.

                (2) The Corporation will not take any action which results in any adjustment of the number of shares of Common Stock issuable upon conversion of a share of Series C Convertible Preferred Stock if the total number of shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock then outstanding, together with the total number of shares of Common Stock then outstanding and the total number of shares of Common Stock reserved for any purpose other than issuance upon conversion of Series C Convertible Preferred Stock, would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation, as amended.

                (3) The issuance of certificates for shares of Common Stock upon conversion of shares of Series C Convertible Preferred Stock will be made without charge to the holders of such shares of Series C Convertible Preferred Stock for any issuance tax in respect thereof.

                (4) The Corporation will not close its books against the transfer of shares of Series C Convertible Preferred Stock or of Common Stock issued or issuable upon conversion of shares of Series C Convertible Preferred Stock in any manner which interferes with the timely conversion of shares of Series C Convertible Preferred Stock.

            (c) Reorganization, Reclassification, Consolidation, Merger or Sale.

Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another person or entity which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "ORGANIC CHANGE." Prior to the consummation of any Organic Change, the Corporation will make appropriate provisions to insure that each of the holders of Series C Convertible Preferred Stock will thereafter have the right to acquire and receive such shares of stock, securities or assets as such holder would have received if such holder had converted the Series C Convertible Preferred Stock immediately prior to such Organic Change. The Corporation will not effect any consolidation, merger or sale, unless prior to the consummation thereof, the successor entity resulting from consolidation or merger or the entity purchasing such




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assets assumes the obligation to deliver to such holder of Series C Convertible
Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

            (d) Notices.

                (1) The Corporation will give written notice to all holders of shares of Series C Convertible Preferred Stock as soon as practicable but in any event at least ten business days prior to the date on which the Corporation closes its books or takes a record on with respect to any dividend or distribution upon Common Stock or upon any other class of the Corporation's capital stock or with respect to any proposed Organic Change.

                (2) Any notice required by the provisions of this Certificate of Designations to be given to the Corporation or any holder of shares of Series C Convertible Preferred Stock shall be deemed given upon the first to occur of (x) the date when personally delivered to such holder of (y) on the first business day following the date on which it was delivered properly addressed to the agent of a reputable commercial overnight delivery service or (z) five (5) business days after the same has been deposited properly addressed in the United States mail, certified or registered mail, return receipt requested, postage prepaid.

            (e) Taxes and charges. The Corporation will pay all taxes and other governmental charges, if any, that may be imposed in respect of the issuance or delivery of shares of Common Stock upon conversion of shares of Series C Convertible Preferred Stock.

            (f) Conditional Conversion. Notwithstanding any other provision hereof, if a conversion of Series C Convertible Preferred is to be made in connection with a registered public offering by the Corporation or in connection with an Organic Change, the conversion of any shares of Series C Convertible Preferred may, at the election of the holder of such shares, be conditioned upon the consummation of such offering or Organic Change, in which case such conversion shall not be deemed to be effective until the consummation of such offering or Organic Change.

         6. Amendment. Except if a higher threshold is established by the terms hereof, any of the terms of the Series C Convertible Preferred Stock may be amended or waived if the Corporation has obtained the affirmative vote of or written consent by the holders of a majority of the shares of Series C Convertible Preferred Stock then outstanding, voting as a separate class.

         7. Conflicts. In the event of any conflict between any term, covenant, or condition of this Certificate and any term, covenant or condition of the Senior Loan Agreement, the provisions of the Senior Loan Agreement shall govern.


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         This Certificate of Designations, Rights, Preferences and Limitations
of Series C Convertible Preferred Stock herein certified has been duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.



                                              Signed on March __, 2001


                                              ----------------------------------
                                              James P. Arndt,
                                              Assistant Secretary


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